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                                                                    EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED AND RESTATED)



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                                                             TWELVE MONTHS ENDED DECEMBER 31,
                                             -------------------------------------------------------------------
(in thousands of dollars)                       2002          2001          2000          1999          1998
------------------------------------------   -----------   -----------   -----------   -----------   -----------
EARNINGS:

     Income before taxes                     $   521,217   $    95,214   $   448,454   $   602,325   $   406,225
------------------------------------------   -----------   -----------   -----------   -----------   -----------
     Add: Fixed charges, excluding
              interest on deposits               169,788       299,872       398,214       356,563       327,950
------------------------------------------   -----------   -----------   -----------   -----------   -----------
     Earnings available for fixed charges,
         excluding interest on deposits          691,005       395,086       846,668       958,888       734,175
     Add: Interest on deposits                   385,733       654,056       782,076       639,605       672,433
------------------------------------------   -----------   -----------   -----------   -----------   -----------
     Earnings available for fixed charges,
         including interest on deposits      $ 1,076,738   $ 1,049,142   $ 1,628,744   $ 1,598,493   $ 1,406,608
------------------------------------------   ===========   ===========   ===========   ===========   ===========

FIXED CHARGES:
     Interest expense, excluding
         interest on deposits                $   157,888   $   285,445   $   383,997   $   344,635   $   317,713
     Interest factor in net rental expense        11,900        14,427        14,217        11,928        10,237
------------------------------------------   -----------   -----------   -----------   -----------   -----------
     Total fixed charges, excluding
         interest on deposits                    169,788       299,872       398,214       356,563       327,950
     Add: Interest on deposits                   385,733       654,056       782,076       639,605       672,433
------------------------------------------   -----------   -----------   -----------   -----------   -----------
     Total fixed charges, including
         interest on deposits                $   555,521   $   953,928   $ 1,180,290   $   996,168   $ 1,000,383
------------------------------------------   ===========   ===========   ===========   ===========   ===========
Ratio of Earnings to Fixed Charges
     Excluding  interest on deposits              4.07 X        1.32 X        2.13 X        2.69 X        2.24 X
     Including interest on deposits               1.94 X        1.10 X        1.38 X        1.60 X        1.41 X
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